EXHIBIT 99.6

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

202-467-6862

June 1, 2018

Boards of Directors

Banks of the Chesapeake, M.H.C.

Chesapeake Bank of Maryland

2001 East Joppa Road

Baltimore, Maryland 21234

Members of the Boards:

At the request of Banks of the Chesapeake, M.H.C. (the “Company”) and Chesapeake Bank of Maryland (the “Bank”), Feldman Financial Advisors, Inc. hereby provides its opinion as to any potential economic value of the rights received by depositors in a liquidation account maintained by the newly formed CBM Bancorp, Inc. (“CBM Bancorp”) and the associated liquidation account in the Bank as set forth in the Plan of Conversion (the “Plan”) adopted by the Boards of Directors of the Company and the Bank.

In connection with the Plan, the Company will convert from the current mutual holding company structure to a stock holding company structure through the merger into CBM Bancorp, Inc. (“CBM Bancorp”), and CBM Bancorp will subsequently offer shares of its common stock for sale in a subscription offering to eligible account holders and other eligible subscribers. Any shares of common stock that remain unsubscribed for in the subscription offering will be offered by CBM Bancorp for sale in the community or syndicated offerings to certain members of the general public. When the conversion is completed, the Bank will become a wholly owned subsidiary of CBM Bancorp and the Company will cease to exist.

In the event of the liquidation of the Bank (or the Company and the Bank) after the conversion, it is our belief that the right of the holders of rights to the liquidation account of CBM Bancorp and their associated right to obtain a payment directly from the Bank in the event CBM Bancorp lacks sufficient net assets to make distributions in satisfaction of such holders’ rights in the liquidation account in CBM Bancorp, as set forth in the Plan, do not have any economic value at the time of the merger of the Company into CBM Bancorp upon completion of the conversion.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.